Exhibit 10.8
AMENDED AND RESTATED LICENSE AGREEMENT
(TrenchDMOS)
DATED September 19, 2007
BETWEEN
ADVANCED ANALOGIC TECHNOLOGIES INC.
AND
MAGNACHIP SEMICONDUCTOR, LTD.

[*****]	-	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED
LICENSE AGREEMENT
(TrenchDMOS)
          This agreement (the “Agreement”) is made effective as of September 19, 2007 (“Effective Date”), by and between Advanced Analogic Technologies Inc., a California corporation with its principal place of business located at 830 E. Arques Ave, Sunnyvale California 94085 (hereafter called “AATI”) and MagnaChip Semiconductor, Ltd. with its principal place of business located 1, Hyangjeong-dong, Hungduk-gu, Cheongju-si,Chungbuk, South Korea (hereafter called “MAGNACHIP”).
RECITALS
          WHEREAS, AATI and MAGNACHIP entered into a License Agreement on or about March 30, 2005 (“Original Agreement”) providing for the license of certain of AATI’s technology related to TrenchDMOS Technology (as defined below), and
          WHEREAS, MAGNACHIP and AATI wishes to amend and restate such Original Agreement on the terms and conditions set forth below as of the Effective Date hereof.
          NOW, THEREFORE, the MAGNACHIP and AATI agree as follows:
AGREEMENT
     1. DEFINITIONS. The following terms will have the meanings attributed thereto, unless otherwise provided herein:
          1.1 “AATI Field” means the design, manufacturing, testing, sale, offer for sale, or distribution of Products, which are using AATI TrenchDMOS Technology described hereunder.
          1.2 “AATI Improvements” shall have the meaning attributed thereto in Section 4.3.
          1.3 “AATI Intellectual Property” means those Intellectual Property Rights that AATI owns or has a right to license consistent with the scope of the license hereunder.
          1.4 “AATI Licensed Products” means those AATI Products whose manufacture includes the use of MAGNACHIP Technology.
          1.5 “AATI Products” means those Low-Voltage TrenchDMOS Products of AATI, including, but not limited to, those identified on Exhibit A, as may be amended by AATI from time to time.
          1.6 “AATI Discrete Technology” means the designs, technology and other information provided by AATI to MAGNACHIP related to TrenchDMOS Technology and related device and processing under this Agreement AATI Discrete Technology includes the processes, methods, devices and apparatus described in the United States and foreign patents and patent applications listed on Exhibit B along with any improvements, derivatives, continuation patents, foreign filings, continuation in part (“CIP”) applications, and all work by AATI or its employees related to TrenchDMOS Technology preceding said applications (dating back to September 1998) continuing through the term of this Agreement. AATI Discrete Technology also includes the features, devices, processes, apparatus and methods identified in Exhibit C__including those protected by the Patents in Exhibit B. For the purposes of clarity (and notwithstanding the above definition of AATI Discrete Technology), AATI Discrete Technology) does not include integrated circuit technology (including IC processes incorporating CMOS, BiCMOS, CBiC, and BCD device arsenals), IC processes used to produce power management integrated circuits (such as AATl’s proprietary ModularBCD Technology), circuit designs, packaging technology, the multi-chip combination of TrenchDMOS or discrete transistors with integrated circuits, the multi-chip combination of TrenchDMOS or discrete devices with Schottky diodes, and other related designs, technologies and information.
          1.7 “Basic Semiconductor Technology” means designs, technology and other information used to design, manufacture and test semiconductors, including etching, depositions, diffusion, cleaning, photolithography, and other semiconductor processes or sequences (such as LOCOS). Basic Semiconductor Technology does not include process architecture or the process integration (and resulting process flow) of an integrated process such as TrenchDMOS Technology. It also does not include “specialized” unit process steps such as directionally deposited oxides, chained and non-Gaussian implants, etc.
          1.8 “Competing Products” means Products that compete with the AATI Products after the date of this Agreement. If any portion of a Product includes or integrates the functions of a Competing Product, then such product is a “Competing Product.”
          1.9 “Confidential Information” means any information disclosed by either Party (the  “Disclosing Party”) to the other Party (the “Receiving Party”) under this Agreement, either directly or indirectly, in writing, orally or by inspection of tangible objects (including without limitation documents, prototypes, samples and equipment), which ts designated as “Confidential,” “Proprietary” or some similar designation. Information communicated orally or through inspection shall be considered Confidential Information if such information is confirmed in writing as being Confidential Information within a reasonable time after the initial disclosure. Confidential Information may also include information disclosed to a Disclosing Party by Third Parties. Notwithstanding any designation of “Confidential”, Confidential Information includes the AATI Discrete Technology.
          1.10 “Effective Date” means the date set forth in the recital.
          1.11 “Facility” means the MAGNACHIP-owned wafer fabrication facility located in Gumi, Korea and Cheong-ju, Korea or such other MAGNACHIP-owned facility that the Parties may agree upon in writing.
          1.12 “MAGNACHIP Field” means Basic Semiconductor Technology, along with the design, manufacture, test, and sales of products not related to analog semiconductors, power semiconductors, or the AATI Field (such as memory ICs, digital ICs, displays, sensors, and other non-analog or non-power semiconductor products).
          1.13 “MAGNACHIP Licensed Products” means (1) those Non-Competing Products of MAGNACHIP, i.e., Non-Competing Products marketed and sold under a MAGNACHIP-owned brand or sold by MAGNACHIP to a Third Party as wafer sales, die sales or finished good sales through MAGNACHIP’s foundry services business that include or rely upon AATI Discrete Technology and (2) those Competing Products sold to the Customers designated in Exhibit H (“Customers”), as may be amended by AATI in its sole discretion, and with MagnaChip’s approval of such, from time to time. “MAGNACHIP Licensed Products” exclude Competing Products sold to any other Customer and Products that utilize Other Technology.
          1.14 “MAGNACHIP Improvements” shall have the meaning attributed thereto in Section 3.3.

          1.15 “MAGNACHIP Intellectual Property” means those Intellectual Property Rights that MAGNACHIP owns or has a right to license consistent with the scope of the license hereunder.
          1.16 “MAGNACHIP Technology” means the Basic Semiconductor Technology, and technology not related to analog and power semiconductor manufacture such as memory IC and digital 1C processes, provided by MAGNACHIP to AATI.
          1.17 “Intellectual Property Rights” means any intellectual property right existing now or during the term of this Agreement recognized throughout the world, including without limitation copyright, maskwork rights, patent rights, trade secrets and know-how. For the purposes of this Agreement, “Intellectual Property Rights” excludes trademarks, service marks and domain names.
          1.18 “Improvements” means all copyrightable material, notes, records, drawings, designs, inventions, patents, improvements, developments, discoveries and trade secrets first conceived, made or discovered by a Party during the period of this Agreement which relate in any manner to, or are derived from, the AATI Discrete Technology, the MAGNACHIP Technology or Confidential Information licensed or provided hereunder, including any enhancements, modifications or derivations thereto.
          1.19 “Joint Improvements” shall have the meaning attributed thereto in Section 4.3.
          1.20 “Low-Voltage TrenchDMOS Products” means those TrenchDMOS products that have low- voltage characteristics. For the purpose of this Agreement, “Low-Voltage” shall be defined as semiconductor components rated at 35 volts or less, i.e., devices who drain-to-source breakdown specification not exceeding 35V. “TrenchDMOS Products” include the following semiconductor components: (1) Discrete power MOSFETs produced using TrenchDMOS Technology or portions of TrenchDMOS Technology (2) Multichip packages containing at least one discrete power MOSFET produced using TrenchDMOS Technology or portions of TrenchDMOS Technology (3) Monolithically integrated power MOSFETs produced using TrenchDMOS Technology or portions of TrenchDMOS Technology (including dual common-drain devices). “TrenchDMOS Products” collectively comprise N-channel or P-channel devices of differing drain and gate voltage ratings (i.e., Process Types). Some TrenchDMOS Products may also include gate-to-source ESD protection diodes.
          1.21 “Starting Material” means un-patterned epitaxial silicon wafers comprising either N-epi on an N++ Substrate or P-epi on a P++ Substrate, as applicable. Epitaxial doping and thickness vary with Process Type.
          1.22 “TrenchDMOS Technology” means that technology related to the fabrication of semiconductor electronic components comprising or containing at least one trench-gated MOSFET device having vertical current flow (i.e., where current flows between a topside source contact and a backside drain contact in a manner which is substantially perpendicular to the wafer’s surface in the drain and/or channel regions of the device) and incorporating any of several unique features, processes, or characteristics (as described in Exhibit C) including;
               (a) A “chained implant DMOS body” (or CIDB) using sequential multiple and high energy (including MeV) ion implantations to form an active MOS channel;
               (b) A trench gate with “thick bottom oxide” (TBOX) formed by directional deposition of dielectric material;

               (c) A “dual polysilicon trench gate” process comprising an embedded trench gate contacted by a second polysilicon (also used to form optional PN polysilicon diodes);
               (d) A “hardmask self-aligned trench gate” photolithographically defined by a dielectric hardmask layer not removed prior to the trench-etch and trench-fill processing steps;
               (e) A “super-self aligned” (or SSA) trench gate photolithographically defined by a dielectric hardmask layer subsequently removed by chemical and/or CMP methods to facilitate contact across the entire silicon mesa (i.e., trench-to-trench);
               (f) A high-speed embedded “polycide” trench gate comprising a polysilicon-sealed silicide trench gate structure (i.e., where the silicide does not touch the gate oxide);
               (g) A “planarized gate bus” comprising the integration of narrow (trench-gates) and wide (trench-gate-bus) regions, sharing a common embedded polysilicon, planarized by CMP or etchback
               (h) A rugged trench-gated DMOS combining thick bottom oxide (TBOX) with an embedded PN drain clamping diode (or “TBOX clamping diode”), said clamping diode being shallower than trenches but deeper than the polysilicon gates;
               (i) A “planarized silicided trench contact” for a trench gated DMOS with improved ruggedness (avalanche capability);
               (j) A “salicide trench gate DMOS”, comprising self aligned silicided (i.e., salicide) polysilicon and mesa regions;
          1.23 TrenchDMOS Technology can also be characterized by its low thermal budget fabrication (no long or high temperature diffusions), its high-density-capable device construction (287 Mcells/in 2 and up), a highly-reproducible short channel capable of low thresholds without punchthrough, and the unique benefits of its thick bottom oxide including lower gate charge (per trench width), reduced field-plate-induced breakdown, and improved reliability (since impact ionization and avalanche occur near the thick bottom oxide, not in the vicinity of thin gate oxide). TrenchDMOS Technology includes but is not limited to the processes, methods, devices, mask designs, and apparatus described in United States and foreign Patents and Patent applications listed in Exhibit B along with any improvements, derivatives, continuation patents, foreign filings, CIP applications, and all work by AATI or its employees related to TrenchDMOS Technology preceding said applications (dating back to September 1998) continuing through the term of this Agreement. TrenchDMOS Technology features includes but is not limited to the features, device structures, apparatus and fabrication methods listed in Exhibit C. TrenchDMOS Technology collectively comprises processes and methods to manufacture N-channel and P-channel TrenchDMOS Products, for any and all drain-to-source and gate-to-source device voltage ratings (referred to herein as “Process Types”).
          1.24 “Net Sales” means the gross selling die or wafer price (depending on how such is sold) invoiced by MAGNACHIP, its affiliates and authorized manufacturers on sales or other dispositions of MAGNACHIP Licensed Products, less the following items to the extent they are included in such gross revenues and separately stated on the invoice: (i) normal and customary rebates, refunds and discounts actually given by seller, (ii) insurance, transportation and other delivery charges actually paid by seller, (iii) sales, excise, value-added and other taxes, and (iv) testing and packaging costs (v) backmetal and backgrind performed as a service to MAGNACHIP by any 3rd party vendor. Sales between MAGNACHIP, its affiliates and authorized manufacturers shall not be included in Net Sales (but sales or dispositions by MAGNACHIP, its affiliates and authorized manufacturers to third parties shall count as Net Sales). If any MAGNACHIP Licensed Products are sold or transferred in whole or in part for consideration other than cash, Net Sales shall include the fair market value of such MAGNACHIP Licensed Product. For purposes of this definition of Net Sales, “authorized manufacturer” means any entity (other than a MAGNACHIP affiliate) that manufacturers (including any assembly and packaging of MAGNACHIP Licensed Products) and sells MAGNACHIP Licensed Products under authority, directly or indirectly, from MAGNACHIP.
          1.25 “Non-Competing Products” means (i) Products comprising or containing vertical power MOSFETs that operate above 35V (i.e., have a drain to source breakdown voltage specification in excess of 35V), or (ii) Products that do not comprise or contain vertical power MOSFETs (including conventional planar lateral MOSFETs). For clarity, vertical MOS-bipolar merged devices such as the MOS gated thyristor, emitter switch thyristors, or IGBTs (insulated gate bipolar transistors) whether conventional or trench-gated are Non-Competing Products. Specific examples of Non-Competing Products are listed in Exhibit D.
          1.26 “Other Technology” means all designs, technology and information other than AATI Discrete Technology and beyond the scope of this Agreement. Other Technology includes, without limitation, ModularBCD Technology as defined in the License Agreement (ModularBCD) between AATI and MAGNACHIP of even date with this Agreement.
          1.27 “Party” means each of AATI and MAGNACHIP (and collectively “Parties” means both MAGNACHIP and AATI). The term Party (whether referred to as a “Party” or “Parties” or “AATI” or “MAGNACHIP”) does not include any affiliates of such Party except for wholly owned subsidiaries, unless expressly agreed upon in writing by both Parties. In addition, the terms Party, AATI, MAGNACHIP and Parties shall not include any assignees or successors in interest except as provided for under Section 13.3.
          1.28 “Process Type” means the process variations of TrenchDMOS Technology in conductivity type, epitaxial doping, and gate oxide thickness that sets the device voltage ratings for drain minimum avalanche breakdown (i.e., BVdss) and for maximum gate voltage (i.e., itsVGs(max) specification). Process Types are coded by their ratings using the nomenclature Polarity-BVDSs -VGs(max). A TrenchDMOS Process Type P3020, for example, refers to a P-channel device with a 30V drain rating and a 20V maximum gate voltage rating. Other Process Types in TrenchDMOS Technology include; P2012, P1208, N3020, N3012, and N2012.
          1.29 “Products” means semiconductor devices; integrated circuits, discrete transistors; or semiconductor components; whether in wafer form or separated into individual dice (chips), whether assembled into packages, modules, chip-scale packages, bumped, or otherwise unassembled, whether tested or untested. Products include both Competing Products and Non-Competing Products.
          1.31 “Customer” means any third party purchaser of products under this Agreement who is not an affiliate, parent company or subsidiary of MAGNACHIP or AATI.
          1.32 “Release-to-Manufacturing (RTM) Date” means the date when the first TrenchDMOS Product using TrenchDMOS Technology is successfully qualified for a particular TrenchDMOS Process Type, i.e., for a given drain and gate voltage specification. The RTM Date requires the successful fabrication and burn-in qualification of three (3) wafer runs of said Product for that Product Type. Thereafter both Product and TrenchDMOS Technology are qualified and manufacturing production for that particular Process Type can commence. Each specific Process Type (e.g. N2012, P3020) will require separate qualification to constitute a Release-to-Manufacturing (RTM) for that Process Type.
          1.33 “Third Party” means any company, corporation, partnership, person or commercial entity other than a Party.

     2. TERMINATION OF ORIGINAL AGREEMENT
          AATI and MAGNACHIP hereby tenninate the Original Agreement in its entirety, and notwithstanding anything therein to the contrary all terms and conditions thereof are hereby terminated, no longer in force or effect and hereby replaced by the terms and conditions of this Agreement; provided however, (1) all Confidential Information and technology delivered or provided under the Original Agreement is hereby deemed subject to the terms of this Agreement and (2) all amounts owing under the Original Agreement shall continue to be owed, and the respective audit and reporting provisions of the Restated Agreement shall apply thereto. The Parties hereby waive all rights to notice of termination as may be otherwise provided under the Original Agreement or applicable laws. Except as expressly provided herein, all other Agreements between the Parties remain in effect in accordance with their own terms.
     3. LICENSE
          3.1 License by AATI
          (a) Subject to the terms and conditions set forth in this Agreement, AATI hereby grants and agrees to grant to MAGNACHIP, and MAGNACHIP accepts, the following license:
               (i) a non-exclusive and non-transferable (except pursuant to Section 13.3), license under the AATI Intellectual Property to:
                    (1) make at the Facility (but not have made elsewhere), design, develop, offer to sell, sell, use, import, and otherwise dispose of the MAGNACHIP Licensed Products;
                    (2) practice, at the Facility, any process or method involved in the manufacture or use of MAGNACHIP Licensed Products; and
                    (3) to make, use and have made any manufacturing apparatus involved in the manufacture or use of MAGNACHIP Licensed Products.
               (ii) a non-exclusive nontransferable (except pursuant to Section 13.3) license under the AATT Intellectual Property to use the AATI Discrete Technology for the sole purpose of manufacturing and repairing AATI Products, at the Facility, for distribution to AATI and such other third parties that AATI may designate in writing from time to time.
               (iii) a non-exclusive and non-transferable (except pursuant to Section 13.3), license on a world-wide basis under the AATI Intellectual Property to use, reproduce modify and make derivative works of the copyrightable materials of the AATI Discrete Technology solely for use in connection with the exercise of the license granted in Section 3.1(a)(i) and (ii).
               (b) MAGNACHIP Licensed Products shall be royalty-bearing in accordance with Section 6.
               (c) MAGNACHIP shall have no license under the AATI Intellectual Property to supply AATI Products or Competing Products to any party other than AATI or, in the case of Competing Products only, to the Customers designated on Exhibit H’s without AATI’s prior written approval. Further, for clarity and notwithstanding anything to the contrary set forth in this Agreement, to the extent (i) a MAGNACHIP License Product includes or relies upon both AATI Discrete Technology and Other Technology, or (ii) the practice of any rights granted under this Section 3.1 infringes or misappropriates any AATI Intellectual Property due to such Other Technology, then (iii) the use of the Other Technology shall not be considered licensed under this

Agreement, but shall instead require a separate license from AATI (which AATI may grant or withhold in its sole discretion). The parties acknowledge that AATI and MAGNACHIP have executed a separate License Agreement (ModularBCD) concurrently with this Agreement.
               (d) MAGNACHIP shall have the right, upon prior approval of AATI in writing, to sublicense to Third Parties its right under Section 3.1(a). Except as expressly provided in this Section 3.1, MAGNACHIP shall have no right to sublicense the rights granted in this Section 3.1.
     3.2 License by MAGNACHIP
     (a) Subject to the terms and conditions set forth in this Agreement, MAGNACHIP hereby grants and agrees to grant to AATI, and AATI accepts, a non-exclusive, irrevocable, royalty free, fully paid-up and non-transferable (except pursuant to Section 13.3, and, under no circumstances, to any other manufacturer of the Products apart from MAGNACHIP), and only for the Term of this Agreement, license on a world-wide basis under the MAGNACHIP Intellectual Property to:
               (i) make and have made AATI Licensed Products solely in the Facility,
               (ii) offer to sell, sell, use, design, develop, import, and otherwise dispose of AATI Licensed Products made or to be made in the Facility,
               (iii) practice, solely within the Facility, any process or method involved in the manufacture of the AATI Licensed Products,
               (iv) to practice any process or method involved in the use of the AATI Licensed Products made in the Facility, and
               (v) make and have made any manufacturing apparatus involved in the manufacture or use of AATI Licensed Products that incorporates or is based upon MAGNACHIP Technology and to use such apparatus exclusively at the Facility.
          3.3 Restrictions. Except as expressly authorized herein, in no event shall MAGNACHIP utilize any AATI Discrete Technology in connection with the design, manufacturing, distribution or sale of any Competing Product without the prior written permission of AATI. In no event shall MAGNACHIP utilize any AATI Discrete Technology in connection with the design, manufacturing, distribution or sale of any Product that includes an integrated circuit and a Product that uses AATI Discrete Technology in a single package without the prior written permission of AATI. MAGNACHIP agrees to provide AATI at least thirty (30) days prior written notice prior to MAGNACHIP’s manufacture, distribution or sale (or assisting others with regard to the same) of any Competing Product, except as provided for under Exhibit H. At no time may AATI utilize MAGNACHIP Licensed Products or MAGNACHIP Intellectual property in connection with the design or manufacturing of AATI Products or AATI Licensed Products outside of MAGNACHIP’s Facility without MAGNACHIP’s expressed written approval.
     4. OWNERSHIP AND RESERVATION
          4.1 By AATI. Subject to the rights granted to or retained by MAGNACHIP under Sections 3, 4.2 and 4.3, the Parties acknowledge and agree that as between the Parties, all title to and ownership of all AATI Intellectual Property and AATI Discrete Technology not expressly granted herein shall remain the sole and exclusive property of AATI. Nothing herein shall be construed as granting MAGNACHIP any ownership rights in the AATI Intellectual Property and AATI Discrete Technology. AATI grants no rights, license or title to its technology beyond the scope of this Agreement, unless otherwise agreed to in writing by both parties.
          4.2 By MAGNACHIP Subject to the rights granted to or retained by AATI under Sections 3, 4.1 and 4.3, the Parties acknowledge and agree that as between the Parties, all title to and ownership of all MAGNACHIP Technology and MAGNACHIP Intellectual Property not expressly granted herein shall remain the sole and exclusive property of MAGNACHIP. Nothing herein shall be construed as granting AATI any ownership rights in the MAGNACHIP Intellectual Property and MAGNACHIP Technology. MAGNACHIP grants no rights, license or title to its technology beyond the scope of this Agreement, unless otherwise agreed to in writing by both parties.
          4.3 Improvements. With respect to any Improvements, ownership shall be allocated as follows:
               (a) AATI Improvements. All Improvements to AATI Discrete Technology that are created or conceived solely by AATI shall be solely owned by AATI (the “AATI Improvements”). AATI shall own all right, title, and interest in the AATI Improvements and all Intellectual Property therein (excluding MagnaChip’ rights in and ownership of any Joint Improvement under Section 4.3(c) below), AATI shall have the exclusive right to apply for or register any patents, mask work rights, copyrights, and such other proprietary protections with respect thereto. Nothing herein shall be construed as granting MAGNACHIP any ownership rights in the AATI Intellectual Property and AATI Discrete Technology. AATI grants no rights, license or title to such technology and/or Intellectual Property outside the scope of this Agreement.
               (b) MAGNACHIP Improvements All Improvements to MAGNACHIP Technology that are created or conceived solely by MAGNACHIP shall be solely owned by MAGNACHIP (the “MAGNACHIP Improvements”). MAGNACHIP shall own all right, title, and interest in the MAGNACHIP Improvements, and all Intellectual Property therein (excluding AATPs rights in and ownership of any Joint Improvement under Section 4.3(c) below). MAGNACHIP shall have the exclusive right to apply for or register any patents, mask work rights, copyrights, and such other proprietary protections with respect thereto. Nothing herein shall be construed as granting AATI any ownership rights in the MagnaChip Intellectual Property and MagnaChip Technology. MagnaChip grants no rights, license or title to such technology and/or Intellectual Property outside the scope of this Agreement.
               (c) Joint Improvements. Any Improvement which is jointly created or conceived by the Parties pursuant to this Agreement shall:
          (i) if created or conceived as an Improvement to AATI Discrete Technology as a result of the licenses granted to MAGNACHIP in Section 3 or access to the AATI Discrete Technology or AATI Confidential Information, be considered:
                         (1) a “Joint Improvement” under this Section 4.3(c), if falling outside the AATI Field; or
                         (2) an “AATI Improvement” under Section 4.3(a), if falling within the AATI Field; and
          (ii) if created or conceived as an Improvement to MAGNACHIP Technology as a result of the licenses granted to AATI in Section 3 or access to the MAGNACHIP Technology or MAGNACHIP Confidential Information, be considered:

                         (1) a “Joint Improvement” under this Section 4.3(c), if falling outside the MAGNACHIP Field; or
                         (2) a “MAGNACHIP Improvement” under Section 4.3(b), if falling within the MAGNACHIP Field.
     (iii) The Parties shall cooperate with each other in obtaining and securing all possible United States and foreign rights to the Joint Improvements and enforcing such rights. The Parties agree to meet and confer prior to any public dissemination, use or sale of Joint Improvement in order to ensure that any related patent applications have been filed prior to such event, and shall not make such dissemination, use or sale of Joint Improvement until related patent applications have been filed. The Parties shall share equally in the costs of obtaining Joint Improvement rights which are jointly owned, including but not limited to the costs of preparing, filing and prosecuting applications and patent maintenance fees. If a Party determines that it does not want to pursue or continue to pursue obtaining a particular Joint Improvement right which otherwise would be jointly owned, and the other Party elects to do so (the “electing party”), the cost related to that particular Joint Improvement right shall be borne solely by the electing Party and the electing Party shall have sole and full ownership of such Joint Improvement right, including any derivatives, continuations, divisions, reissues and reexaminations of that Joint Improvement right.
     (iv) MAGNACHIP hereby irrevocably transfers, conveys and assigns to AATI all of its right, title, and interest in any Improvements described in Section 4.3(c)(i)(2) (AATI Improvement). MAGNACHIP shall execute such documents, render such assistance, and take such other action as AATI may reasonably request, at AATI’s expense, to apply for, register, perfect, confirm, and protect AATI rights to such Improvements, and all Intellectual Property therein. AATI hereby irrevocably transfers, conveys and assigns to MAGNACHIP all of its right, title, and interest in any Improvements described in Section 4.3(c)(ii)(2) (MAGNACHIP Improvement). AATI shall execute such documents, render such assistance, and take such other action as MAGNACHIP may reasonably request, at MAGNACHIP’s expense, to apply for, register, perfect, confirm, and protect MAGNACHIP’s rights to such Improvements, and all Intellectual Property therein.
     (v) MAGNACHIP and AATI shall each have the right to exploit all Joint Improvements (that are not AATI Improvements or MAGNACHIP Improvements) without being required any additional payment to the other, provided however, in the event a Party refuses to cooperate and pay costs related to the Joint Improvement under Section 4(c)(iii), such Party shall nave no rights to use or exploit such Joint Improvement under the terms of this Agreement.
                    (d) Independently Developed. Notwithstanding the above, to the extent that any Improvements is solely created by a Party under this Agreement, without reference or use of the other Party’s Technology, Intellectual Property or Confidential Information (as defined below), then such Party shall exclusively own such Improvements.
          4.4 Waiver of Moral Rights. Each party hereby waives any and all “moral rights,” meaning any right to identification of authorship or limitation on subsequent modification that a party (or its employees, agents or consultants) has or may have in the other party’s Improvements, to the extent recognized by applicable law consistent with Berne Convention, art. 6bis.

          4.5 Attorney in Fact. Each Party assigning any rights under this Section 4 hereunder (the “Assignor”) agrees that if the other Party (the “Assignee”) is unable because of Assignor’s unavailability, dissolution or incapacity, or for any other reason, to secure Assignor’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the inventions assigned to Assignee above, then Assignor hereby irrevocably designates and appoints the company and its duly authorized officers and agents as Assignor’s agent and attorney in fact, to act for and in Assignor’s behalf and stead to execute and file any such applications and to do all other lawfully pennitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Assignor. This power of attorney is deemed coupled with an interest and is irrevocable.
          4.6 Non-Exclusive Arrangement. Nothing in this Agreement shall be construed to limit AATI’s rights to manufacture, distribute or take any other action with respect to the AATI Products, AATI Discrete Technology, AATI Improvements or AATI Confidential Information or to authorize any other persons to do any of the foregoing except as it relates to MAGNACHIP Technology or Improvements to MAGNACHIP Technology pursuant to Section 4.3. Likewise nothing in this Agreement shall be construed to limit MAGNACHIP’s rights to manufacture, distribute or take any other action with respect to the MAGNACHIP Products, MAGNACHIP Technology, MAGNACHIP Improvements or MAGNACHIP Confidential Information or to authorize any other persons to do any of the foregoing, except as it relates to AATI Discrete Technology or Improvements to AATI Discrete Technology pursuant to Section 4.3
     5. TECHNOLOGY DELIVERY & IMPLEMENTATION.
          5.1 AATI Discrete Technology. As of the Effective Date, AATI has delivered to MAGNACHIP the AATI Discrete Technology as outlined in Exhibit E. AATI may (but is not obligated to) supplement the AATI Discrete Technology.
          5.2 MAGNACHIP Technology; Upon the recommendation of MAGNACHIP or upon agreement of both Parties, MAGNACHIP will deliver to AATI the MAGNACHIP Technology listed in Exhibit F that may be applicable and useful in adapting and implementing the AATI Discrete Technology in said Facility. It is understood by both Parties that the applicability of such MAGNACHIP Technology to AATI Discrete Technology Implementation may vary by Facility. Thereafter, as agreed upon by both Parties, certain processing steps, methods, or features in the AATI Discrete Technology (such as unit process steps in the TrenchDMOS process flow) may be adapted to incorporate MAGNACHIP Technology or variants thereof. MAGNACHIP may (but is not obligated to) supplement the MAGNACHIP Technology at a later date.
          5.3 AATI Discrete Technology Implementation. Both Parties have, as of the Effective Date, implemented, the AATI Discrete Technology in said Facility in accordance with the procedures for AATI Discrete Technology Implementation as described in Exhibit G.
               (i) Adapting AATI Discrete Technology for Facility. In the event that AATI Discrete Technology is adapted or modified to best match or fit said Facility by utilizing MAGNACHIP Technology in certain steps or processes, such steps or techniques that constitute MAGNACHIP Technology shall remain the property of MAGNACHIP. Those portions of the AATI Discrete Technology not using MAGNACHIP Technology along with the integrated process flow of TrenchDMOS Technology constitute AATI Discrete Technology and shall remain the property of AATI.
               (ii) Initial AATI Discrete Technology Implementation. The initial implementation of AATI Discrete Technology in said Facility does NOT constitute an Improvement to AATI Discrete Technology.

               (iii) Initial AATI Discrete Technology Implementation Milestones. Both Parties will use commercially reasonable efforts to meet the milestones of the initial AATI Discrete Technology Implementation including efforts to meet the objective Release-to-Manufacturing (RTM) Date
     6. ROYALTIES AND PAYMENT TERMS.
          6-1 Royalty.
               (a) MAGNACHIP shall pay [*****] royalty for Products its produces for and sells to AATI (or AATI’s affiliate as designated in writing by contract from AATI). AATI’s wafer price from MAGNACHIP is covered under the AATI MAGNACHIP supply agreement and is not covered by this Agreement.
               (b) In the case of Non-Competing Products, MAGNACHIP shall pay AATI [*****] royalty of Net Sales of all wafers produced using or incorporating the AATI Intellectual Property licensed herein (such MAGNACHIP payment to be offset by any payment due from AATI pursuant to Section 5.4 below); provided, however, that the Parties agree that the foregoing royalty rate is based on a presumption of a [*****] withholding tax rate as of the Effective Date, and so the Parties agree to negotiate in good faith an increase or decrease in such royalty rate at any time the withholding tax rate changes after the Effective Date. Customer shall be responsible for its own designs or pay for AATI’s design with a release to AATI. Customer and/or MagnaChip shall be responsible for the qualification, orders, shipping logistics and quality.
               (c) In the case of Competing Products, MAGNACHIP shall pay AATI the royalty identified in Exhibit H of Net Sales to the identified Customer of all wafers produced using or incorporating the AATI Intellectual Property licensed herein. The Parties anticipate that such royalties will be [*****] (depending on volume) of such Net Sales to the identified Customers of all wafers, or as otherwise agreed to by both parties in writing.
               (d) Both parties agree that they will review the pricing structure hereunder on an annual basis to ensure the pricing structure is mutually agreeable, and adjust such accordingly. In the event that a customer provides the Starting Material, the parties agree to adjust the foregoing Net Sales price by (I) deducting the actual third party costs of such Starting Material or (2) otherwise agreeing upon a commercially reasonable value for Starting Material and deducting such agreed upon value from the Net Sales price. AATI reserves the right to charge additional consideration directly to such customers (as opposed to MAGNACHIP) for such Competing Products. In such cases, (1) MAGNACHIP makes no representation to AATI with respect to the qualification and product quality; (2) AATI, at its election, may choose to assist such customers with respect to qualification and product quality; and (3) as between AATI and MAGNACHIP, MAGNACHIP shall be responsible for shipping logistics, orders and process quality of wafers.
          6.2 Payment Within thirty (30) days following the end of each calendar quarter, MAGNACHIP and AATI shall pay their respective royalty payments on invoices paid by the third party in U.S. Dollars and shall include a report sufficient to show the basis for calculation of the royalty payments made hereunder, including without limitation, quantity and identification of all Competing and Non-Competing Products (“Report”). Upon AATI approval, in lieu of payment on a quarterly basis MAGNACHIP may pay such outstanding royalties by issuing a credit against outstanding AATI invoices or toward new wafer starts for Products from MAGNACHIP.
          6.3 Records and Audit. Each party shall retain records and supporting documentation sufficient to document the fee payable under this Agreement in any particular quarter in which this Agreement is in effect for at least three years following the end of such quarter and its compliance with Section 6.2. Upon prior

[*****]	-	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

reasonable written notice of no less than sixty (60) days by one party, the other party shall provide to a nationally recognized independent public accounting firm (the “Auditors”) designated in writing by that party access during normal business hours to the audited party’s personnel, outside accountants and data and records maintained in connection with this Agreement, in each case to the extent necessary or appropriate for the purpose of determining whether (i) calculations of the royalties payable under this Agreement are accurate and in accordance with this Agreement and/or (ii) MAGNACHIP has offered most favorable pricing to AATI in accordance with Section 6.2 (an “Audit”). Audits will be conducted no more frequently than once per calendar year. Each Party agrees to use commercially reasonable efforts to assist such Auditors in connection with such Audits. Any such Audits shall be conducted at the requesting party’s sole cost and expense.
          6.4 Taxes. Each Party shall bear any and all taxes and other charges incurred by or levied on it by its own country in connection with this Agreement, provided, however, that AATI shall bear fifty percent (50%) of any withholding or similar tax for foreign payments that is levied by the Korean Government upon any amounts due from MAGNACHIP to AATI under this Agreement, and MAGNACHIP is entitled to offset such AATI payment obligation from any amounts actually paid by MAGNACHIP to AATI under this Agreement, including but not limited to amounts due pursuant to Sections 6.1(b) and 6.1(c) above. MAGNACHIP will furnish AATI with each tax receipt issued by the Korean taxing authority to assist AATI in obtaining the credit in the United States.
     7. WARRANTY AND DISCLAIMER.
          7.1 General. Each Party represents and warrants to the other that:
               (a) it has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement; and
               (b) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate action on the part of such Party
          7.2 EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS SECTION 7, NEITHER PARTY MAKES ANY OTHER WARRANTIES WITH RESPECT TO THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS LICENSED HEREUNDER, WHETHER EXPRESSED OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.
     8. TERM AND TERMINATION OF AGREEMENT.
          8.1 Term. This Agreement shall have an initial term of three (3) years but shall be automatically renewed thereafter (and after each subsequent renewal term) for a renewal term of one year unless, at least sixty (60) days prior to the date of any such renewal, either Party hereto shall have given notice in writing to the other of its intention to terminate the Agreement. This Agreement shall thereafter be automatically terminated at the end of the term during which such notice is given.
          8.2 Termination for Default. Should either Party materially default in the performance of any term or condition of this Agreement (a “Default”), in addition to all other legal rights and remedies, the other Party may terminate this Agreement by giving thirty (30) days written notice of said Default unless such Default is corrected within the notice period.

          8.3 Termination for Bankruptcy: Either Party may terminate this Agreement by written notice in the event that the other Party makes an assignment for this benefit of creditors, or admits in writing inability to pay debts as they become due; or a Trustee or receiver for any substantial part of its assets is appointed by any court; or a proceeding is instituted under a provision of the Federal Bankruptcy Act by or against the other Party and is acquiesced in or is not dismissed within 60 days or results in an adjudication in bankruptcy. An assignment by AATI of all or part of its rights to payment hereunder as part of a working capital financing shall not be deemed cause for termination under this paragraph.
          8.4 Effect of Termination. Upon termination or expiration of this Agreement for any reason, all licenses shall immediately terminate. Each Party shall return the Confidential Information of the other Party within thirty (30) days after the effective date of such termination or expiration. In addition Sections 1, 2, 4, 6.3, 7, 8, 9, 10, 11, 12 and 13 shall survive any expiration or termination of this Agreement.
     9. INTELLECTUAL PROPERTY RIGHTS INDEMNITY.
          9.1 By MAGNACHIP.
               (a) MAGNACHIP will defend or settle, at its expense, all claims, proceedings and/or suits brought by Third Parties against AATI, its Affiliates (including their directors, officers, and employees) and customers alleging that the MAGNACHIP Technology as provided by MAGNACHIP to AATI hereunder infringes or violates any patent, copyright, trade secret or other intellectual property right (herein “Infringement Claim”) and will indemnify AATI from and pay all litigation costs, reasonable attorney’s fees, settlement payments (subject to reasonable approval by MagnaChip) and damages awarded by a court having jurisdiction over such Infringement Claim with respect to any Infringement Claim; and provided that MAGNACHIP shall be relieved of its obligations under this Section 9.1 unless AATI promptly notifies MAGNACHIP in writing of any such Infringement Claim and gives MAGNACHIP sole control, full authority, information and assistance (at MAGNACHIP’s expense) for the defense or settlement of such Infringement Claim.
               (b) Without limiting its obligations under Section 9.1(a), when notified of an action or motion that seeks to restrict the use, sale and/or distribution of any MAGNACHIP Technology hereunder (or part thereof), MAGNACHIP may but is not required nor obligated to, at its option and expense, (1) obtain the right for AATI to use the MAGNACHIP Technology as licensed hereunder, (2) substitute other functionally equivalent technology that does not infringe, or (3) modify such MAGNACHIP Technology so that it no longer infringes.
               (c) Notwithstanding any provision to the contrary, the indemnification obligations in this Section 9.1 shall not be applicable to the extent an Infringement Claim arises from (l) use of the MAGNACHIP Technology in violation of the license terms herein, (2) the modification of any MAGNACHIP Technology by AATI, or (3) a combination of the MAGNACHIP Technology with other technology not provided by MAGNACHIP. THE FOREGOING SECTION 9.1 STATES THE SOLE LIABILITY OF MAGNACHIP, AND THE SOLE REMEDY OF AATI, WITH RESPECT TO INFRINGEMENT OR MISAPPROPRIATION OF ANY PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT BY THE MAGNACHIP TECHNOLOGY OR MAGNACHIP INTELLECTUAL PROPERTY UNDER THIS AGREEMENT.
     9.2 Bv AATI.
               (a) AATI will defend or settle, at its expense, all claims, proceedings and/or suits brought by Third Parties against MAGNACHIP, its Affiliates (including their directors, officers, and employees) alleging that AATI Discrete Technology as provided by AATI to MAGNACHIP hereunder infringes or violates any patent, copyright, trade secret or other intellectual property right (herein “Claim”) and will indemnify MAGNACHIP from and pay all litigation costs, reasonable attorney’s fees, settlement payments (subject to AATI’s reasonable approval) and damages awarded by a court having jurisdiction over such Claim with respect to any such Claim; and provided that AATI shall be relieved of its obligations under this Section 9.2 unless MAGNACHIP promptly notifies AATI in writing of any such Claim and gives AATI sole control, full authority, information and assistance (at AATI’s expense) for the defense or settlement of such Claim.
               (b) Without limiting its obligations under Section 9.2(a), when notified of an action or motion that seeks to restrict the use, sale and/or distribution of any AATI Discrete Technology hereunder, (or part thereof), AATI may but is not required nor obligated to, at its option and expense, (1) obtain for MAGNACHIP the right to use the AATI Discrete Technology licensed hereunder, (2) substitute other functionally equivalent technology that does not infringe, or (3) modify such technology so that it no longer infringes.
               (e) Notwithstanding any provision to the contrary, the indemnification obligations in this Section 9.2 shall not be applicable to the extent a Claim arises from (I) use of the AATI Discrete Technology in violation of the license terms herein or (2) modification of the AATI Discrete Technology by a party other than AATI, or (3) a combination of the AATI Discrete Technology with other technology not provided by AATI or (4) MAGNACHIP acting as a foundry to any Third Party that is an AATI Intellectual Property licensee, provided, however, that AATI has, in its written consent granting permission to MAGNACHIP to act as a foundry to such Third Party licensee, provided a written representation reasonably satisfactory to counsel to MAGNACHIP that AATI has indemnified such Third Party licensee from and against all claims, proceedings and/or suits brought against the Third Party licensee and alleging that AATI intellectual property as provided by AATI to the Third Party licensee infringes or violates any patent, copyright, trade secret or other intellectual property right. THE FOREGOING SECTION 9.2 STATES THE SOLE LIABILITY OF AATI, AND THE SOLE REMEDY OF MAGNACHIP, WITH RESPECT TO INFRINGEMENT OR MISAPPROPRIATION OF ANY PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHT BY AATI DISCRETE TECHNOLOGY PROVIDED TO MAGNACHIP BY AATI UNDER THIS AGREEMENT.
               (d) AATI will provide indemnity to Customers on substantially the same terms provided to MAGNACHIP as described in this Section 9.2 provided that 1) MAGNACHIP has identified to AATI in writing any Customer for which indemnity is sought prior to any sales to that Customer under this Agreement and 2) AATI has not specifically rejected such Customer in writing within fifteen (15) business days of MAGNACHIP’S notification thereof.
     10. OTHER INDEMNITIES. Notwithstanding anything to the contrary in this Agreement or any Exhibit hereto, each Party agrees to defend, indemnify and hold the other harmless from and against any and all claims, liability for damages, costs and expenses (including reasonable attorney’s fees and disbursements) for any noncompliance by said Party or its Affiliates or agents with the laws, rules or regulations of any jurisdiction, including export control laws.
     11. LIMITATION OF LIABILITY.
          EXCEPT FOR A BREACH OF SECTIONS 3.1(c) or 12 or LIABILITY UNDER SECTIONS 9 AND 10, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR LOST PROFITS OR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING WITHOUT LIMITATION, NEGLIGENCE), ARISING OUT OF OR RELATED TO THIS AGREEMENT WHETHER OR NOT SUCH

PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EACH PARTY ACKNOWLEDGES THAT FEES AGREED UPON BY THE PARTIES ARE BASED IN PART UPON THESE LIMITATIONS, AND THAT THESE LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY. NOTWITHSTANDING THE FOREGOING, THIS LIMITATION OF LIABILITY SHALL NOT APPLY TO ANY CLAIM WITH RESPECT TO DEATH OR PERSONAL INJURY.
          EXCEPT FOR A BREACH OF SECTIONS 3.1(c) or 12, IN NO EVENT SHALL EITHER PARTY’S LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNT OF U.S.FIVE MILLION DOLLARS (US$5,000,000.00) IN THE AGGREGATE.
     12. CONFIDENTIALITY OF INFORMATION.
          12.1 Each Receiving Party shall safeguard the Confidential Information and keep it in strict confidence, and shall use reasonable efforts, consistent with those used in the protection of its own confidential information of similar nature and significance, to prevent the disclosure of such Confidential Information to Third Parties.
          12.2 A Receiving Party shall limit the dissemination of the Confidential Information to only its shareholders, directors, officers, employees and agents, who have a specific need to know such Confidential Information for the purpose for which such Confidential Information is disclosed and prevent the dissemination of such Confidential Information to Third Parties; provided however a Receiving Party may disclose Confidential Information of the a Disclosing Party to the extent required to do so under applicable law. In the event such disclosure is required, the Receiving Party shall provide prompt prior written notice to the Disclosing Party, shall use commercially reasonable efforts to limit any such disclosure, shall cooperate in a reasonable manner with the Disclosing Party in resisting such disclosure, and provide sufficient time, if possible, for the Disclosing Party to seek a protective order or other legal recourse against disclosure.
          12.3 Each Receiving Party shall not use or disclose the Confidential Information for any purposes other than for the performance of this Agreement.
          12.4 The Parties shall keep the terms of this Agreement confidential and shall not now or hereafter divulge these terms to any Third Party except:
(a) with the prior written consent of the other Party; or
(b) to any governmental body having jurisdiction to call therefore; or
(c) as otherwise may be required by law or legal process, including to legal and financial advisors in their capacity of advising a Party in such matters; or
(d) to the extent reasonably necessary to comply with United States law in a filing with the Securities and Exchange Commission, or other governmental agency; or
(e) during the course of litigation so long as the disclosure of such terms and conditions are restricted in the same manner as is the confidential information of other litigating Parties and so long as (1) the restrictions are embodied in a court-entered protective order and (2) the disclosing Party informs the other Party in writing at least ten (10) days in advance of the disclosure; or

(f) in confidence to legal counsel, accountants, banks and financing sources and their advisors solely in connection with financial transactions or other corporate transactions, and said persons are held to the same level of confidentiality as set forth herein.
          12.5 Nothing contained in this Section 12 shall be construed as granting or conferring any rights, licenses or establishing relationships by the disclosure or transmission of a Disclosing Party’s Confidential Information.
          12.6 All Confidential Information disclosed to or received by a Receiving Party’s under this Agreement shall always remain the property of the Disclosing Party, except for the license granted herein or other terms or conditions expressly provided herein. Upon the expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party all Confidential Information and any documents or storage media (including any and all transcripts and copies thereof) recording such Confidential Information.
          12.7 The confidentiality obligations set forth in this Article shall not apply to any information which:
(a) is already known by the Receiving Party at the time of its receipt from the Disclosing Party; or
(b) is or becomes publicly available or known through no breach of this Section 12, or any other agreement between the Parties by the Receiving Party; or
(c) is made available to a Third Party by the Disclosing Party without any restriction on disclosure; or
(d) is rightfully received by the Receiving Party from a Third Party who is not restricted from disclosing such information and is not in wrongful possession of such information; or
(e) can be demonstrated has been independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information; or
(f) is disclosed with the prior written consent of the Disclosing Party.
          12.8 Each Receiving Party acknowledge that any disclosure or dissemination of any Confidential Information of the Disclosing Party which is not expressly authorized under this Agreement is likely to cause irreparable injury to such Disclosing Party, for which monetary damages is not likely to be an adequate remedy, and therefore such Party shall be entitled to equitable relief, without the posting of bond or security, in addition to any remedies it may have under this Agreement or at law.
     13. GENERAL.
          13.1 Independent Contractors. The Parties hereto are independent contractors. Nothing contained herein will constitute either Party the agent of the other Party, or constitute the Parties as partners or joint ventures. MAGNACHIP shall make no representations or warranties on behalf of AATI with respect to the MAGNACHIP Licensed Products or AATI Discrete Technology.
          13.2 Days. Unless otherwise indicated, the term “days” used in this Agreement is assumed to be calendar days.

          13.3 Assignment. Neither Party may assign or delegate this Agreement or any of its licenses, rights or duties under this Agreement, directly or indirectly (in a single transaction or any series of transactions), by operation of law or otherwise, without the prior written consent of the other Party. Notwithstanding, a Party may assign this Agreement to an affiliate of such Party and in the case of a re-incorporation, reorganization or a sale or other transfer of substantially all such Party’s assets or equity, including, without limitation, either Party’s right to sell all or spin-off all or substantially all of its assets to which this Agreement relates, whether by sale of assets or stock or by merger or other reorganization that the assignee has agreed in writing to be bound by all the terms and conditions of this Agreement, and further, provided that in no event shall either party (or its permitted successors) assign or transfer (in a single transaction or any series of transactions) this Agreement or any of its licenses, rights or duties hereunder, to a party primarily engaged in the manufacture, marketing or sale of a product that directly competes with the products of the other party without the prior written permission of such other party. Upon any such attempted prohibited assignment or delegation, such assignment shall be deemed null and void, and this Agreement will immediately automatically terminate. Subject to the terms of this Section 13.3, this Agreement will inure to the benefit of each Party’s successors and assigns.
          13.4 Notices. Any notice required or permitted to be given by either Party under this Agreement will be in writing or by email and will be deemed given: (i) one day after pre-paid deposit with a commercial courier service (e.g., DHL, FedEx, etc.), (ii) upon receipt, if personally delivered, (iii) three days after deposit, postage pre-paid, with first class airmail (certified or registered if available), or (iv) upon receipt, when sent by facsimile or e-mail (with a confirmation copy to follow by regular U.S. Mail), in any such case, to the other Party at its address below, or to such new address as may from time to time be supplied hereunder by the Parties hereto:
     Notice Address for AATI:
Advanced Analogic Technologies Inc.
830 E. Arques Ave.
Sunnyvale, California 94085
Attn: President
Tel: (408) 737-4600
Fax: (408) 737-4611
Email: richardwilliams@analogictech.com
     Notice Address for MAGNACHIP:
MagnaChip Semiconductor, Ltd.
891 Daechi-dong Kangnam-gu, Seoul, South Korea, 135-738

Attn: EVP, GM of SMS Division	SVP, General Counsel and Secretary
Tel: 82-2-3459-3160	82-2-3459-3073
Fax: 82-2-3459-4698	82-23459-3898
Email: channy. Iee@magnachip.com	jmcfarland@magnachip.com
          13.5 Export Regulations. MAGNACHIP understands and acknowledges that AATI is subject to regulation by agencies of the United States Government, including, but not limited to, the U.S. Department of Commerce, which prohibit export or diversion of certain technology to certain countries. Any obligations of AATI to provide technology are subject in all respects to such United States laws and regulations as from time to time govern the license and delivery of technology and services outside the United States. MAGNACHIP will comply with all applicable laws, and will not export, re-export, transfer, divert or disclose, directly or indirectly, including via remote access, the AATI Discrete Technology, Products, or any confidential information contained or embodied in the AATI Discrete Technology or Products, or any direct product thereof, except as authorized under the Export Administration Regulations or other United States laws and regulations governing exports in effect from time to time.
          13.6 Payment Payment must be in U.S. Dollars. All references to “dollars” or “$” in this Agreement mean United States dollars.
          13.7 Legal Compliance. MAGNACHIP will comply with all applicable laws in connection with its performance under this Agreement.
          13.8 Force Majeure. Neither Party shall be responsible for delays or failures in performance not within its reasonable control resulting from acts of God, strikes or other labor disputes, riots, acts of war, acts of terrorism, plagues and epidemics, governmental regulations superimposed after the facts, communication line failures, power failures, fire or other disasters beyond its control. If it appears that MAGNACHlP’s performance hereunder will be delayed for more than ninety (90) days, AATI shall have the right to terminate this Agreement, or to cancel without cancellation charges those Purchase Orders or portions thereof which are affected by the delay.
          13.9 Language. This Agreement is in the English language only, which language will be controlling in all respects, and all versions hereof in any other language will not be binding on the Parties hereto. All communications and notices to be made or given pursuant to this Agreement must be in the English language. The Parties hereto confirm that it is their wish that this Agreement, as well as other documents relating hereto, including notices, have been and will be written in the English language only.
          13.10 Governing Law. The rights and obligations of the Parties under this Agreement will not be governed by the 1980 U.N. Convention on Contracts for the International Sale of Coods; rather such rights and obligations will be governed by and construed under the laws of the State of California, without reference to its conflict of laws principles.
          13.11 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the existence, validity, breach or termination of this Agreement, whether during or after its term, will be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), as modified or supplemented as follows:
               (a) To initiate arbitration, a Party will file the appropriate notice at the AAA. The arbitration proceeding will take place in San Francisco, CA or such other place as the Parties may agree in writing. The arbitration panel will be selected in accordance with the AAA standards. The Parties expressly agree that the arbitrators will be empowered to, at a Party’s request, (i) issue an interim order requiring one or more other Parties to cease using and return the requesting Party’s Confidential Information and/or (ii) grant injunctive relief.
               (b) The arbitration award will be the exclusive remedy of the Parties for all claims, counterclaims, issues or accounting presented or pled to the arbitrators. The award will be granted and paid in U.S. Dollars exclusive of any tax, deduction or offset and will include reasonable attorneys fees and costs. Judgment on the arbitration award may be entered in any court that has jurisdiction thereof. Any additional costs, fees or expenses incurred in enforcing the arbitration award will be charged against the Party that resists its enforcement.

               (c) Nothing in this Section 13.11 will prevent a Party from seeking injunctive relief against another Party from any judicial or administrative authority pending the resolution of a dispute by arbitration. MAGNACHIP acknowledges that a violation of proprietary rights of AATI would result in irreparable injury entitling AATI to injunctive relief.
          13.12 Modification and Waiver. No amendment, waiver or any other change in any term or condition of this Agreement will be valid or binding unless mutually agreed to in writing by both Parties. The failure of a Party to enforce any provision of this Agreement, or to require performance by the other Party, will not be construed to be a waiver, or in any way affect the right of either Party to enforce such provision thereafter.
          13.13 Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect. The Parties shall negotiate in good faith an enforceable substitute provision that most nearly achieves the intent and economic effect of such invalid or unenforceable provision.
          13.14 [*****]
          13.15 Entire Agreement. The terms and conditions of this Agreement, including all exhibits hereto, constitute the entire agreement between the Parties and supersede all previous agreements and understandings, whether oral or written, between the Parties hereto with respect to the subject matter hereof.
          13.16 Authority
               (i) By AATI. Execution or modification of this Agreement requires the approval of the President (or the CEO) and the Chief Technical Officer (CTO) Of AATI. No other employee of AATI can approve modifications to the Intellectual Property licenses contained herein.
               (ii) By MAGNACHIP. Execution or modification of this Agreement requires the approval of a representative, officer or director of MAGNACHIP. No other employee of MAGNACHIP can approve modifications to the Intellectual Property licenses contained herein.
          13.17 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which taken together shall constitute a single instrument.

[*****]	-	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement the date and the year herein above written.

MagnaChip Semiconductor, Ltd.:
By :	/s/ Channy Lee
	Name:	Channy Lee
	Title: Address: Facsimile:	Executive Vice President and General Manager of SMS Division 891 Daechi-dong Kangnam-gu, Seoul, South Korea, 135-738 82-2-3459-4698

Advanced Analogic Technologies, Inc.:
By:	/s/ Richard K. Williams
	Name:	Richard K. Williams
	Title: Address: Facsimile:	President, Chief Executive Officer (CEO) and Chief Technical Officer (CTO) 830 E. Arques Ave. Sunnyvale, California 94085 (408) 737-4611